Exhibit 1

ZOOM TECHNOLOGIES, INC.

COMMON STOCK PURCHASE AGREEMENT

October 18, 2011

TABLE OF CONTENTS

			Page

1.	Definitions.		1

2.	Purchase and Sale of the Purchase Shares		16

	2.1	Purchase and Sale	6
	2.2	Closing	6
	2.3	Deliveries	6

3.	Representations and Warranties of the Company		6

	3.1	Organization; Good Standing; Qualification	7
	3.2	Capitalization	7
	3.3	No Subsidiaries or Equity Interests	8
	3.4	Authorization; Non-Contravention	8
	3.5	SEC Filings; Financial Statements; Internal Controls	8
	3.6	Governmental Consents	10
	3.7	Brokers or Finders	11
	3.8	Nasdaq	11
	3.9	Valid Issuance of the Purchase Shares	11
	3.10	Offering	11
	3.11	No Material Adverse Effect	11
	3.12	Intellectual Property.	11
	3.13	Compliance; Permits.	12
	3.14	Litigation	13
	3.15	Ownership of Assets	13
	3.16	Transactions with Affiliates and Employees	13
	3.17	OFAC	13
	3.18	Sarbanes-Oxley Act of 2002	14
	3.19	Environmental Matters	14
	3.20	Foreign Corrupt Practices Act	15
	3.21	Full Disclosure	15

4.	Representations and Warranties of the Purchaser		15

	4.1	Organization; Authorization	15
	4.2	Purchase Entirely for Own Account	15
	4.3	Receipt of Information	15
	4.4	Accredited Investor	16
	4.5	Investment Experience	16
	4.6	Rule 144	16
	4.7	Reliance on Purchaser’s Representations	16
	4.8	General Solicitation	16
	4.9	Legends	16

-i-

TABLE OF CONTENTS
(continued)

-ii-

Schedule I

Schedule I	—	Key Stockholders

Exhibits

Exhibit A	—	Confidential Purchase Questionnaire

-iii-

COMMON STOCK PURCHASE AGREEMENT

This COMMON STOCK PURCHASE AGREEMENT (the “Agreement”) is made as of October 18, 2011 by and among Zoom Technologies, Inc., a Delaware corporation (the “Company”), Spreadtrum Communications, Inc., a Cayman Islands company (the “Purchaser”) and each of the key stockholders listed on Schedule I hereto (each, a “Key Stockholder” and collectively, the “Key Stockholders”).

WHEREAS, the parties desire that the Purchaser makes an equity investment in the Company pursuant to the terms and conditions of this Agreement; and

WHEREAS, the Company and the Purchaser are executing and delivering this Agreement (i) in reliance upon the exemption from securities registration afforded by the rules and regulations as promulgated by the SEC (as defined below) under Section 4(2) of the Securities Act (as defined below).

NOW THEREFORE, in consideration of the mutual agreements, representations, warranties and covenants herein contained, as well as other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and accepted, and intending to be legally bound hereby, the parties hereto agree as follows:

1.           Definitions.

1.1         As used in this Agreement, the following terms shall have the following respective meanings:

(a)           “Affiliate” shall mean, with respect to any given Person, a Person that Controls, is Controlled by, or is under common Control with the given Person.

(b)           “Control” shall mean, when used with respect to any Person, the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise.

(c)           “Common Stock” shall mean the common stock of the Company, par value US$0.01 per share.

(d)           “Company Intellectual Property” shall mean all of the Intellectual Property owned by the Company or any of its Subsidiaries.

(e)           “Company Intellectual Property Agreements” shall mean the contracts in effect as of the date of this Agreement: (i) under which the Company or any of its Subsidiaries is granted a right to any third party’s Intellectual Property that is material to the operation of the Company’s business as a whole, other than licenses and related services agreements for commercially available technology or Intellectual Property, or (ii) under which the Company or any of its Subsidiaries has licensed to third parties rights under any material Company Intellectual Property, other than customer, developer and reseller licenses and other agreements entered into in the ordinary course of business or in connection with the sale or licensing of Company products or services.

(f)           “Company Options” shall mean options to purchase Common Stock under any of the Company Stock Options Plans.

(g)           “Company Products” means all of the Company’s (i) GSM/GPRS/EDGE products, including but not limited to, handsets, data card, tablet PC and other wireless terminals, (ii) TD-SCDMA related smart phone products, including but not limited to, TD-SCDMA smart phones and multi-mode smart phones that include TD-SCDMA, and (iii) TD-SCDMA feature phone products (“TD-SCDMA Feature Phone Products”), but excluding solely products, including handsets, tablet PC and other wireless terminals, that are manufactured by the Company or its Affiliates through the Company’s Electronic Manufacturing Services for or on behalf of third parties.

(h)           “Company Stock Option Plan” shall mean each stock option plan, stock award plan, stock appreciation right plan, phantom stock plan, stock option, other equity or equity-based compensation plan, equity or other equity based award to any employee, whether payable in cash, shares or otherwise, (to the extent not issued pursuant to any of the foregoing plans) or other plan or contract of any nature with any employee pursuant to which any stock, option, warrant or other right to purchase or acquire capital stock of the Company or right to payment based on the value of Company capital stock has been granted or otherwise issued.

(i)            “Competitive Products” means any and all third party baseband integrated circuit chipset products, including GSM/GPRS/EDGE and TD-SCDMA products.

(j)            “Development Term” means the term commencing on the Closing and ending twelve (12) months thereafter.

(k)           “Environment” means soil, land surface or subsurface strata, surface waters (including navigable waters, ocean waters, streams, ponds, drainage basins, and wetlands), groundwaters, drinking water supply, stream sediments, ambient air (including indoor air), plant and animal life, and any other environmental medium or natural resource.

(l)            “Environmental Claim” means any and all administrative, regulatory or judicial actions, suits, orders, demands, directives, claims, liens, investigations, proceedings or written or oral notices of noncompliance or violation by or from any Person alleging liability of whatever kind of nature (including liability or responsibility for the costs of enforcement proceedings, investigations, cleanup, governmental response, removal or remediation, natural resources damages, property damages, personal injuries, medical monitoring, penalties, contribution, indemnification and injunctive relief) arising out of, based on or resulting from (i) the presence or Release of, or exposure to, any Hazardous Materials at any location or (ii) the failure to comply with any Environmental Law.

(m)          “Environmental Law” means any Legal Requirement that requires or relates to:

(i)      advising appropriate authorities, employees, and the public of intended or actual releases of pollutants or hazardous substances or materials, violations of discharge limits, or other prohibitions and of the commencements of activities, such as resource extraction or construction, that could have significant impact on the Environment;

(ii)      preventing or reducing to acceptable levels the release of pollutants or hazardous substances or materials into the Environment;

(iii)      reducing the quantities, preventing the release, or minimizing the hazardous characteristics of wastes that are generated;

(iv)     assuring that products are designed, formulated, packaged, and used so that they do not present unreasonable risks to human health or the Environment when used or disposed of;

(v)      protecting resources, species, or ecological amenities;

(vi)     reducing to acceptable levels the risks inherent in the transportation of hazardous substances, pollutants, oil, or other potentially harmful substances;

(vii)    cleaning up pollutants that have been released, preventing the threat of release, or paying the costs of such clean up or prevention; or

(viii)   making responsible parties pay private parties, or groups of them, for damages done to their health or the Environment, or permitting self-appointed representatives of the public interest to recover for injuries done to public assets.

(n)           “Exchange Act” shall mean the U.S. Securities Exchange Act of 1934, as amended.

(o)           “Exclusivity Term” means the term commencing on the Closing and ending three (3) years thereafter.

(p)           “GAAP” shall mean United States generally accepted accounting principles.

(q)           “Governmental Entity” shall mean any national, provincial, state, municipal, local government, any instrumentality, subdivision, court, administrative agency or commission or other governmental authority or instrumentality, or any quasi-governmental or private body exercising any regulatory, taxing, importing or other governmental or quasi-governmental authority.

(r)           “Hazardous Materials” means any waste or other substance that is listed, defined, designated, or classified as, or otherwise determined to be, hazardous, radioactive, or toxic or a pollutant or a contaminant under or pursuant to any Environmental Law, including any admixture or solution thereof, and specifically including petroleum and all derivatives thereof or synthetic substitutes therefor and asbestos or asbestos-containing materials.

(s)           “Intellectual Property” shall mean the rights associated with or arising under any of the following anywhere in the world: (i) patents and applications therefor; (ii) copyrights, copyrights registrations and applications therefor, and all other rights corresponding rights in works of authorship, however denominated; (iii) rights in industrial designs and any registrations and applications therefor; (iv) trademark rights and corresponding rights in trade names, logos and service marks, trademark or service mark, and registrations and applications therefor; (v) trade secrets rights and corresponding rights in confidential business and technical information and know-how (“Trade Secrets”); and (vi) any similar or equivalent rights to any of the foregoing anywhere in the world (as applicable).

(t)           “Knowledge” shall mean, with respect to a party hereto, with respect to any matter in question, that any of the Chief Executive Officer, Chief Financial Officer or Vice Presidents of such party, has actual knowledge (and not constructive or imputed knowledge) of such matter.

(u)           “Legal Requirements” shall mean any national, provincial, state, municipal, local or other law, statute, constitution, principle of common law, resolution, ordinance, code, order, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Entity.

(v)           “Lien” shall mean any pledge, claim, lien, charge, encumbrance, option and security interest of any kind or nature whatsoever.

(w)           “Material Adverse Effect” shall mean any change, event, violation, inaccuracy, circumstance or effect that has a material adverse effect on the business, properties, prospects, assets, results of operations or condition (financial or otherwise) of the Company or its Subsidiaries; provided, however, that in no event shall any of the following, alone or in combination, be deemed to constitute a Material Adverse Effect: (i) changes in generally accepted accounting principles in the United States or changes in the regulatory accounting requirements applicable to any industry in which the Company and its Subsidiaries operate, (ii) changes in the financial and securities markets or general economic and political conditions in the United States or the People’s Republic of China, (iii) changes (including changes of applicable law) or conditions generally affecting the industry in which the Company and its Subsidiaries operate and not specifically relating to or having a materially disproportionate effect on the Company and its Subsidiaries, taken as a whole, (iv) acts of war, sabotage or terrorism or natural disasters involving the United States of America or the People’s Republic of China, (v) the announcement or consummation of the transactions contemplated by this Agreement, (vi) any failure by the Company and its Subsidiaries to meet any internal or published budgets, projections, forecasts or predictions of financial performance for any period and any changes in the trading price or trading volume of Shares (provided that the underlying causes of such failure or changes shall not be excluded) or (vii) any action taken (or omitted to be taken) at the request of the Purchaser.

(x)           “Nasdaq” shall mean the Nasdaq Capital Market.

(y)           “Permits” shall mean all permits, licenses, variances, exemptions, orders and approvals from Governmental Entities.

(z)           “Permitted Liens” shall mean (i) statutory liens for Taxes that are not yet due and payable, (ii) statutory liens to secure obligations to landlords, lessors or renters under leases or rental agreements, (iii) deposits or pledges made in connection with, or to secure payment of, workers’ compensation, unemployment insurance or similar programs mandated by applicable Law, (iv) statutory liens in favor of carriers, warehousemen, mechanics and materialmen, to secure claims for labor, materials or supplies and other like liens, (v) liens in the ordinary course of business, and (vi) liens in favor of customs and revenue authorities arising as a matter of an applicable Legal Requirement to secure payments of customs duties in connection with the importation of goods.

(aa)         “Person” shall mean any individual, corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization, entity or Governmental Entity.

(bb)        “Release” means any actual or threatened release, spill, emission, leaking, dumping, injection, pouring, deposit, disposal, discharge, dispersal, leaching or migration into or through the environment (including ambient air, surface water, groundwater, land surface or subsurface strata) or within any building, structure, facility or fixture.

(cc)         “SEC” shall mean the U.S. Securities and Exchange Commission.

(dd)         “Securities Act” shall mean the Securities Act of 1933, as amended.

(ee)         “Spreadtrum Products” means baseband and radio frequency integrated circuit chipset products, including GSM/GPRS/EDGE and TD-SCDMA products, developed, owned, licensed, marketed or distributed by the Purchaser.

(ff)           “Subsidiaries” shall mean, when used with respect to any party, any corporation or other organization, whether incorporated or unincorporated, at least a majority of the securities or other interests of which having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such party or by any one or more of its Subsidiaries, or by such party and one or more of its Subsidiaries.

1.2         The following capitalized terms shall have the respective meanings ascribed thereto in the respective sections of this Agreement set forth opposite each of the capitalized terms below:

Term	Section where Defined
Accredited Investor	4.4
Agreement	Preamble
Balance Sheet Date	3.5(b)
Board	3.5(c)
Closing	2.2
Company	Preamble
Company Balance Sheet	3.5(b)
Company Financials	3.5(b)
Company Permits	3.13(b)
Company SEC Reports	3.5(a)(i)
correspondence	7.2(a)
Disclosure Schedule	3
Inventory	3.5(a)(iv)
Irreparable Breach	7.5(c)
Key Stockholder or Key Stockholders	Preamble
OFAC	3.17
Preferred Stock	3.2(a)
Purchase Shares	2.1
Purchaser	Preamble
Purchaser Nominee	5.1
SOX	3.18
Trade Secrets	1.1(s)

2.           Purchase and Sale of the Purchase Shares.

2.1           Purchase and Sale.  At the Closing, the Company hereby agrees to sell to the Purchaser, and the Purchaser hereby agrees to purchase, for a purchase price of US$1.73 per share, 1,676,300 shares of Common Stock (the “Purchase Shares”) for an aggregate purchase price of US$2,900,000.00.

2.2           Closing.  As soon as practicable following satisfaction or waiver (to the extent permitted hereunder) of all the conditions precedent set forth in Section 6.1 and Section 6.2 below (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver (to the extent permitted hereunder) of such conditions), at the closing (the “Closing”), the Company shall issue and sell the Purchase Shares to the Purchaser.  The Closing shall take place remotely through the exchange of signature pages and documents electronically or by facsimile.

2.3           Deliveries.  At the Closing, the Purchaser shall pay to the Company the aggregate purchase price for the Purchase Shares.  Such payments shall be made by wire transfer of U.S. Dollars to a bank account of the Company in accordance with the Company’s wire instructions.  The Company shall, at the Closing, issue and deliver to the Purchaser a stock certificate representing the Purchased Shares, registered in the name of the Purchaser.

3.           Representations and Warranties of the Company.  Except as set forth in the Disclosure Schedule delivered in connection with this Agreement (the “Disclosure Schedule”), which qualifies the following representations and warranties in their entirety, the Company hereby represents and warrants to the Purchaser as follows:

3.1         Organization; Good Standing; Qualification.  The Company and each of its Subsidiaries is a corporation or other organization duly organized, validly existing and in good standing (when such concept is applicable) under the laws of the jurisdiction of its incorporation or organization, has the requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted.  The Company is duly qualified and in good standing to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary, other than in such jurisdictions where the failure to be so qualified and in good standing, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company.

3.2         Capitalization.

(a)           Capital Stock.  The authorized capital stock of the Company consists of 35,000,000  shares of Common Stock and 1,000,000 shares of preferred stock, par value $0.01 per share (“Preferred Stock”).  At the close of business on October 17, 2011: (i) 18,412,925 shares of Common Stock were issued and outstanding and (ii) zero shares of Preferred Stock were issued and outstanding.  Except as set forth in Schedule 3.2 (a) of the Disclosure Schedule, all of the outstanding shares of capital stock of Company are duly authorized and validly issued, fully paid and nonassessable and not subject to any preemptive rights.

(b)           Stock Options.  As of the close of business on October 17, 2011: (i)  1,876,350 shares of Common Stock are subject to issuance pursuant to Company Options; (ii)  753,000 shares of Common Stock are reserved for future issuance under the Company Stock Option Plans, and (iii) 747,000 shares of Common Stock to be reserved for future issuance upon approval to increase the plan by shareholders at the next annual meeting of shareholders to be held in December 2011.  All shares of Common Stock subject to issuance under the Company Stock Option Plans, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, would be duly authorized and validly issued, fully paid and nonassessable.  Except for outstanding Company Options, there are no outstanding or authorized stock appreciation, phantom stock, profit participation or other similar rights with respect to Company.

(c)           Other Securities.  Except as set forth in Schedule 3.2(c) of the Disclosure Schedule, there are no securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which the Company or any of its Subsidiaries is a party or by which any of them is bound obligating the Company or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other voting securities of the Company or any of its Subsidiaries, or obligating the Company or any of its Subsidiaries to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking. Except as disclosed in Schedule 3.2(c) and as contemplated by this Agreement, none of the Company’s capital stock is subject to preemptive rights or any other similar rights.  All outstanding shares of Common Stock, all outstanding Company Options and all outstanding shares of capital stock of each Subsidiary of the Company have been issued and granted in compliance in all material respects with all applicable securities laws and other material Legal Requirements.

3.3         No Subsidiaries or Equity Interests. Except as set forth in Schedule 3.3 of the Disclosure Schedule and except as set forth in the Company SEC Reports, the Company does not own, directly or indirectly, any capital stock, membership interest, partnership interest, joint venture interest or other equity interest in any Person.

3.4         Authorization; Non-Contravention.

(a)           Authorization.  All corporate action on the part of the Company necessary for the authorization, execution and delivery of this Agreement, the performance of all obligations of the Company hereunder and thereunder, and the authorization, issuance, sale and delivery of the Purchase Shares has been taken prior to the date hereof, and this Agreement, when validly executed by the Purchaser, constitutes a valid and legally binding obligation of the Company, enforceable in accordance with its terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the enforcement of creditors’ rights generally and (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies.

(b)           Non-Contravention.  The execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby and thereby (including, without limitation, the issuance of the Purchase Shares) will not (i) result in a violation of the Company’s or any Subsidiary’s Certificate of Incorporation, Bylaws (each as amended to date) or other organizational or charter documents, (ii) conflict with, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any agreement, indenture or instrument to which the Company or any Subsidiary is a party, or (iii) subject to the consents set forth in Section 3.6, result in a violation of any Legal Requirement applicable to the Company or by which any property or asset of the Company or any Subsidiary is bound or affected, except in the case of clauses (ii) and (iii) above, for such conflicts, defaults, rights or violations which would not reasonably be expected to result in a Material Adverse Effect on the Company.

3.5         SEC Filings; Financial Statements; Internal Controls.

(a)           SEC Filings.

(i)      As of the date hereof, the Company has filed all required registration statements, prospectuses, reports, schedules, forms, statements and other documents (including exhibits and all other information incorporated by reference) required to be filed by it with the SEC, for the twelve months preceding the date hereof (or such shorter period as the Company was required by law or regulation to file such material) All such registration statements, prospectuses, reports, schedules, forms, statements and other documents in the form filed with the SEC have been made available to the Purchaser or are publicly available in the Interactive Data Electronic Applications database of the SEC.  All such required registration statements, prospectuses, reports, schedules, forms, statements and other documents, as amended, are referred to herein as the “Company SEC Reports.”  As of their respective dates (or if subsequently amended or supplemented, on the date of such amendment or supplement), the Company SEC Reports (i) were prepared in accordance and complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Company SEC Reports, and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.  None of the Company’s Subsidiaries is required to file any forms, reports or other documents with the SEC.

(ii)      Except as set forth on Schedule 3.5(a)(ii) or disclosed in the Company SEC Reports, neither the Company nor any of its Subsidiaries has any material liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise).

(iii)                 Subject to the applicable reserve for bad debts (which were determined in accordance with GAAP consistent with the Company’s past practices) on the most recent audited balance sheet included in the Company SEC Reports, all accounts receivable of the Company reflected on such balance sheet were valid receivables as of such date subject to no setoffs or counterclaims.  All accounts receivable of the Company have arisen from bona fide transactions in the ordinary course of business.  Since the date of the most recent audited balance sheet included in the Company SEC Reports, there have not been any write-offs as uncollectible of any customer accounts receivable of the Company and the Subsidiaries, except for write-offs in the ordinary course of business of the Company and the Subsidiaries and consistent with past practice and no write-offs were related to transactions with a related party of the Company.

(iv)                 All items in the inventories of the Company (the “Inventory”) reflected on the most recent balance sheet included in the Company SEC Reports or existing at the date hereof are of a quality and quantity saleable or usable in the ordinary course of business consistent with past practices of the Company, subject to the reserves or provisions reflected in the Inventory valuation in such balance sheet. Such Inventory reflects reserves or provisions which were determined in accordance with GAAP consistent with the Company’s past practices and procedures for items which are below standard quality, represent excess quantities or have become obsolete or unsaleable or unusable (except at prices less than cost) in the ordinary course of business. No material reserves or provisions for Inventory since the date of the most recent audited balance sheet included in the Company SEC Reports have been, or are required to be, recorded.  .

(v)      Neither the Company nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off balance sheet partnership or any similar contract (including any contract or arrangement relating to any transaction or relationship between or among the Company and any of its Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or person, on the other hand, or any “off balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K)), where the result, purpose or intended effect of such contract is to avoid disclosure of any material transaction involving, or material liabilities of, the Company or any of its Subsidiaries in the Company’s or such Subsidiary’s published financial statements or other Company SEC Reports.

(b)           Financial Statements.  Except as set forth in Schedule 3.5(b), each of the consolidated financial statements (including, in each case, any related notes thereto) contained in the Company SEC Reports (the “Company Financials”): (i) complied in all material respects with the published rules and regulations of the SEC with respect thereto as in effect at the time of filing; (ii) was prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto), except that unaudited financial statements may not contain all footnotes required by GAAP; and (iii) fairly presented in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as at the respective dates thereof and the consolidated results of the Company’s operations and cash flows for the periods indicated, subject, in the case of unaudited statements, to normal, immaterial, year-end audit adjustments. The balance sheet of the Company as of June 30, 2011 (“Balance Sheet Date”) contained in the Company SEC Reports is hereinafter referred to as the “Company Balance Sheet.”  Except as disclosed in the Company Financials, since the date of the Company Balance Sheet and through the date hereof, neither the Company nor any of its Subsidiaries has any liabilities required under GAAP to be set forth on a consolidated balance sheet except for (A) liabilities set forth, recognized or disclosed on the Company Balance Sheet, (B) liabilities incurred since the date of the Company Balance Sheet in the ordinary course of business, and (C) liabilities incurred pursuant to this Agreement, and no liability incurred pursuant to clauses (A), (B) or (C), individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect on the Company or its Subsidiaries.

(c)           Internal Controls.  The Company has established and maintains, adheres to and enforces a system of internal accounting controls which are effective in providing reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP, including policies and procedures that (i) require the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of the Company and its Subsidiaries, (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, and that receipts and expenditures of the Company and its Subsidiaries are being made only in accordance with appropriate authorizations of management and the board of directors of the Company (the “Board”), and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets of the Company and its Subsidiaries.  Neither the Company nor, to the Knowledge of the Company, the Company’s independent auditors, has identified or been made aware of (A) any significant deficiency or material weakness, in each case which has not been subsequently remediated, in the system of internal accounting controls utilized by the Company and its Subsidiaries, taken as a whole, or (B) any fraud that involves the Company’s management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by the Company.

3.6           Governmental Consents.  No consent, approval, order or authorization of, or registration, declaration or filing with any Governmental Entity is required to be obtained or made by the Company in connection with the execution and delivery of this Agreement and the transactions contemplated hereby, except for: (i) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable U.S. federal and state securities; (ii) such filings, registrations and qualifications as may be required by Nasdaq in connection with the issuance of the Purchase Shares; and (iii) such other consents, authorizations, filings, approvals and registrations which if not obtained or made (A) could not reasonably be expected have a Material Adverse Effect on the Company, or (B) would not prevent consummation of the transactions contemplated hereunder or otherwise substantially impair the parties hereto from performing their respective obligations hereunder.

3.7         Brokers or Finders.  The Company has not incurred, and shall not incur, directly or indirectly, any liability for any brokerage or finders’ fees or agents commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby.

3.8         Nasdaq.  The Common Stock is listed on Nasdaq, there are no proceedings to revoke or suspend such listing and the Company has not received any notice from Nasdaq, nor does the Company have Knowledge of any reason that the Company does not meet the listing or maintenance requirements for continuing listing on such exchange.

3.9         Valid Issuance of the Purchase Shares.  The Purchase Shares, when issued, sold and delivered in accordance with the terms of this Agreement and upon payment of the purchase price therefor, will be duly authorized and validly issued, fully paid and nonassessable, and free and clear of all Liens (other than restrictions on transfer imposed by U.S. law (both state and federal).

3.10       Offering.  Provided that the representations and warranties made by the Purchaser herein are complete, true and accurate, then the offer, issuance and sale of the Purchase Shares pursuant hereto will be exempt from the registration requirements of Section 5 of the Securities Act, and will have been registered or qualified (or are exempt from registration and qualification) under the registration, permit or qualification requirements of all applicable U.S. state securities laws.  Neither the Company nor any agent on its behalf has solicited any offers to sell or has offered to sell all or any part of the Purchase Shares to any person or persons so as to bring the sale of such securities within the registration and/or qualification provisions of the Securities Act or any applicable U.S. state securities laws.

3.11       No Material Adverse Effect.  Since the Balance Sheet Date, no event or circumstance has occurred that, individually or in the aggregate, has had or could reasonably be expected to have a Material Adverse Effect on the Company.

3.12       Intellectual Property.

(a)           The Company Intellectual Property is owned by the Company or its Subsidiaries free and clear of Liens, other than (i) Permitted Liens, (ii) encumbrances, restriction or other obligations arising under any of the Company Intellectual Property Agreements,  or (iii) Liens that would not have a Material Adverse Effect on the Company.  The Company owns, or is validly licensed or otherwise has the right to use, all Intellectual Property which is material to the conduct of all business and operations conducted by the Company or its Subsidiaries, taken as a whole.

(b)           The Company and each of its Subsidiaries has taken reasonable steps consistent with applicable industry practice to protect and preserve the confidentiality of material confidential information that they wish to, or are obligated by third parties to, protect as Trade Secrets, and, to the Knowledge of the Company, there is no misappropriation from the Company of such Trade Secrets by any Person, except where such misappropriation would not have a Material Adverse Effect on the Company.

(c)           To the Knowledge of the Company, none of the Company or any of its Subsidiaries or any of its or their current products or services (or products and services proposed to be sold or provided) is infringing upon or otherwise violating the Intellectual Property of any third party, except where such infringement would not have a Material Adverse Effect on the Company.

(d)           As of the date of this Agreement, the Company has not received notice of any suit, claim, action, investigation or proceeding made, conducted or brought by a third party that has been served upon or, to the Knowledge of the Company, filed or threatened with respect to any alleged infringement or other violation in any material respect by the Company or any of its Subsidiaries or any of its or their current products or services or other operation of the Company’s or its Subsidiaries’ business of the Intellectual Property of such third party.  As of the date of this Agreement, to the Knowledge of the Company, there is no pending or threatened claim challenging the validity or enforceability of, or contesting the Company’s or any of its Subsidiaries’ rights with respect to, any of the material Company Intellectual Property.

(e)           The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not result in (i) the Company or its Subsidiaries granting to any third party any rights or licenses to any Company Intellectual Property, (ii) any right of termination or cancellation under any Company Intellectual Property Agreement, or (iii) the imposition of any Lien on any Company Intellectual Property, except where any of the foregoing (in clauses (i) through (iii)) would not have a Company Material Adverse Effect.

3.13       Compliance; Permits.

(a)           Compliance.  Neither the Company nor any of its Subsidiaries is in conflict with, or in default or in violation of any Legal Requirement applicable to the Company or any of its Subsidiaries or by which the Company or any of its Subsidiaries or any of their respective businesses or properties is bound or affected, except for conflicts, violations and defaults that would not have a Material Adverse Effect on the Company.  As of the date hereof, no investigation or review by any Governmental Entity is pending or has been threatened in a writing delivered to the Company or any of its Subsidiaries, against the Company or any of its Subsidiaries.  There is no judgment, injunction, order or decree binding upon the Company or any of its Subsidiaries which has or could reasonably be expected to be material to the Company.

(b)           Permits.  The Company and its Subsidiaries hold, to the extent legally required, all Permits that are required for the operation of the business of the Company, as currently conducted, the failure to hold which could reasonably be expected to be material to the Company (collectively, “Company Permits”).  As of the date hereof, no suspension or cancellation of any of the Company Permits is pending or, to the Knowledge of Company, threatened.  The Company and its Subsidiaries are in compliance in all material respects with the terms of the Company Permits.

3.14         Litigation.  As of the date hereof, there are no claims, suits, actions, notices of violations, arbitrations, audits, proceedings or investigations threatened against or affecting the Company, any director or officer of the Company (in their capacities as such) or any of the Company’s properties, before or by any court, governmental department, commission, agency, instrumentality or authority.  There is no judgment, order or decree imposed upon any director or officer of the Company (in their capacities as such) that would prevent, enjoin, alter or materially delay any of the transactions contemplated by this Agreement or that would reasonably be expected to have a Material Adverse Effect on the Company.   Neither the Company, nor any director or officer thereof (in his or her capacity as such), is or has been the subject of any claim, action, suit, notice of violation, arbitration, audit, proceeding or investigation involving a claim or violation of or liability under federal or state securities laws or a claim of breach of fiduciary duty.

3.15         Ownership of Assets.  Other than Permitted Liens and other than with respect to any Company Intellectual Property, to the Knowledge of the Company, there are no Liens over or affecting the whole or any part of the material assets of the Company.

3.16         Transactions with Affiliates and Employees.  Except as disclosed in the Company SEC Reports, none of the officers, directors, stockholders or employees of the Company is presently a party, directly or indirectly, to any transaction with the Company (other than for services as employees, officers and directors), including any contract or agreement providing for the furnishing of services to or by, providing for the rental of real or personal property to or from, or otherwise requiring payments to or from any officer, director or such employee or entity to which any officer, director or such employee has a substantial interest or is an officer, director, trustee or partner, in each case in excess of $120,000 other than for: (i) payment of salary or consulting fees for services rendered, (ii) reimbursement for expenses incurred on behalf of the Company and (iii) other employee benefits, including stock option agreements under and stock option plan of the Company.

3.17         OFAC.  Neither the Company, nor any director or officer of the Company, nor any agent, employee, affiliate or Person acting on behalf of the Company is currently identified on the specially designated nationals or other blocked person list or otherwise currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”), and the Company has not, directly or indirectly, used any funds, or loaned, contributed or otherwise made available such funds to any Subsidiary, joint venture partner or other Person in connection with any sales or operations in Cuba, Iran, Syria, Sudan, Myanmar or any other country sanctioned by OFAC or for the purpose of financing the activities of any Person currently subject to, or otherwise in violation of, any U.S. sanctions administered by OFAC.

3.18        Sarbanes-Oxley Act of 2002.  Except as set forth in Schedule 3.18 of the Disclosure Schedule, the Company is in material compliance with all provisions of the SOX applicable to it as of the date hereof and as of the Closing.  There has been no material change in the Company’s accounting policies except as described in the notes to the Company Financials.  No executive officer of the Company has failed to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act of 2002, as amended, and the rules and regulations promulgated thereunder (“SOX”) with respect to any Company SEC Report, except as disclosed in certifications filed with the Company SEC Reports, and such certification was true and accurate and materially complied with the SOX and the rules and regulations promulgated thereunder.  Neither the Company, nor to the Knowledge of the Company, any of its executive officers has received or otherwise had or obtained knowledge of any complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or their respective internal accounting controls, including any complaint, allegation, assertion or claim that the Company has engaged in questionable accounting or auditing practices, except for (a) any complaint, allegation, assertion or claim as has been resolved without any resulting change to the Company’s accounting or auditing practices, procedures methodologies or methods of the Company or its internal accounting controls and (b) questions regarding such matters raised and resolved in the ordinary course in connection with the preparation and review of the Company’s financial statements and periodic reports.  To the Knowledge of the Company, no attorney representing the Company, whether or not employed by the Company, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by the Company or any of its officers, directors, employees or agents to the Board or any committee thereof or to any director or officer of the Company.  To the Knowledge of the Company, no employee of the Company has provided or is providing information to any law enforcement agency regarding the commission or possible commission of any crime or the violation or possible violation of any applicable law, in each case, regarding the Company.

3.19         Environmental Matters.  Except for those matters disclosed in the Company SEC Reports: (i) each of the Company and its Subsidiaries is, and has been, in compliance in all material respects with all Environmental Laws, and, except for matters on which the Company or its Subsidiaries have obtained full and final resolution, neither the Company nor any of its Subsidiaries has received any (A) written communication that alleges that the Company or any of its Subsidiaries is in material violation of, or has any material liability under, any Environmental Law or (B) written request for information pursuant to any Environmental Law; (ii)(A) each of the Company and its Subsidiaries has obtained and is in compliance in all material respects with all permits, licenses and governmental authorizations pursuant to Environmental Law necessary for its operations as currently conducted and (B) all such permits, licenses and governmental authorizations are valid and in good standing; (iii) there are no material Environmental Claims pending or, to the Knowledge of the Company, threatened against or affecting the Company or any of its Subsidiaries, and neither the Company nor any of its Subsidiaries is subject to any material outstanding judgment, order or decree pursuant to or under Environmental Laws; (iv) to the Knowledge of the Company there have been no Releases of any Hazardous Material that could reasonably be expected to form the basis of any material Environmental Claim against or affecting the Company or any of its Subsidiaries or against any Person whose liabilities for such Environmental Claims the Company or any of its Subsidiaries has, or may have, retained or assumed, either contractually or by operation of law; (v) neither the Company nor any of its Subsidiaries has retained or assumed, either contractually or by operation of law, any liabilities or obligations that could reasonably be expected to form the basis of any material Environmental Claim against or affecting the Company or any of its Subsidiaries; (vi) there are no facts, circumstances or conditions that could reasonably be expected to form the basis for any material Environmental Claim against or affecting the Company or any of its Subsidiaries; and (vii) the Company has provided the Purchaser with complete and accurate copies of all environmental reports, studies and audits of the Company and operations in the Company’s possession.

3.20         Foreign Corrupt Practices Act.  Neither the Company nor any director, employee, officer or director of the Company has, in the course of its actions for, or on behalf of, the Company (a) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expenses relating to political activity; (b) made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds; (c) violated or is in violation of any provision of the Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder; or (d) made any unlawful bribe, rebate, payoff, influence payment, kickback or other unlawful payment to any foreign or domestic government official or employee.

3.21         Full Disclosure.  The Company has provided the Purchaser with all information requested by the Purchaser in connection with its decision to purchase the Purchaser Shares, including all information the Company believes is reasonably necessary to make such investment decision.  To the Company’s Knowledge, neither this Agreement nor any certificate, document, schedule or agreement delivered pursuant to this Agreement contains any untrue statement of a material fact nor, to the Company’s Knowledge, omits to state a material fact necessary in order to make the statements contained herein or therein not misleading.

4.           Representations and Warranties of the Purchaser.  The Purchaser represents and warrants to the Company as follows:

4.1           Organization; Authorization.  The Purchaser is an entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization with full right, corporate or partnership power and authority to enter into and to consummate the transactions contemplated by this Agreement and otherwise to carry out its obligations hereunder. All corporate action on the part of the Purchaser necessary for the authorization, execution and delivery of this Agreement, the performance of all obligations of the Purchaser hereunder and thereunder has been taken prior to the date hereof, and this Agreement, when validly executed by the Company, constitutes a valid and legally binding obligation of the Purchaser, enforceable in accordance with its terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the enforcement of creditors’ rights generally and (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies.

4.2           Purchase Entirely for Own Account.  The Purchase Shares to be purchased by the Purchaser will be acquired for investment for the Purchaser’s own account, and not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and the Purchaser has no present intention of selling, granting any participation in, or otherwise distributing the same.  The Purchaser is not a party to any contract, understanding, agreement or arrangement with any person to sell, transfer or otherwise dispose of any of the Purchase Shares purchased by it.

4.3           Receipt of Information.  The Purchaser has had an opportunity to ask questions and receive answers from the Company regarding the terms and conditions of the issuance and sale of the Purchase Shares and the business, properties, prospects and financial condition of the Company and obtain additional information (to the extent the Company possessed such information or could acquire such information without unreasonable effort or expense) necessary to verify the accuracy of any information furnished to it or to which it had access.  The foregoing, however, does not limit or modify the representations and warranties of the Company in Section 3 of this Agreement or the right of the Purchaser to rely thereon.

4.4           Accredited Investor.  Unless otherwise expressly indicated to the Company, (a) the Purchaser is an “accredited investor” as such term is defined in Rule 501 of Regulation D promulgated under the Securities Act (an “Accredited Investor”), or (b) if the Purchaser was formed for the specific purpose of acquiring the Purchaser Shares, then each shareholder or member of the Purchaser is an Accredited Investor.

4.5           Investment Experience.  The Purchaser is experienced in evaluating and investing in securities of companies and acknowledges that it is able to fend for itself, can bear the economic risk of its investment, and has such knowledge and experience in financial and business matters that is capable of evaluating the merits and risks of the investment in the Purchase Shares.

4.6           Rule 144.  The Purchaser understands that the Purchase Shares may not be sold, transferred or otherwise disposed of without registration under the Securities Act or an exemption therefrom, and that in the absence of an effective registration statement covering the Purchase Shares or on an available exemption from registration under the Securities Act, the Purchase Shares must be held indefinitely.  In particular, the Purchaser is aware that the Purchase Shares may not be sold pursuant to Rule 144 promulgated under the Securities Act unless all of the conditions of that rule are met.  Among the conditions for use of Rule 144 is the availability of current information to the public about the Company.

4.7           Reliance on Purchaser’s Representations.  The Purchaser understands that the Purchase Shares being offered and sold to it will not be registered under the Securities Act or any other applicable securities laws on the ground that such issuance will be exempt from the registration requirements of U.S. federal, state and other applicable securities laws, and that the Company is relying upon the truth and accuracy of, and the Purchaser’s compliance with, the representations, warranties, agreements, acknowledgments and understandings of the Purchaser set forth herein in order to determine the availability of such exemptions and the eligibility of the Purchaser to acquire the Purchase Shares.

4.8           General Solicitation.  The Purchaser is not, to its knowledge, purchasing the Securities as a result of any advertisement, article, notice or other communication regarding the Securities published in any newspaper, magazine or similar media or broadcast over television or radio or presented at any seminar or, to such Purchaser's knowledge, any other general solicitation or general advertisement.

4.9           Legends.  Each certificate representing any of the Purchase Shares shall be endorsed with the applicable legend set forth below and any other legends required by applicable law, and the Purchaser covenants that, except to the extent such restrictions are waived in writing by the Company, it shall not transfer the shares represented by any such certificate without complying with the restrictions on transfer described in this Agreement and the legends endorsed on such certificate:

THE SHARES OF COMMON STOCK REPRESENTED BY THIS CERTIFICATE HAVE BEEN ACQUIRED FOR INVESTMENT AND HAVE NOT BEEN REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”) OR ANY STATE SECURITIES LAWS AND MAY NOT BE OFFERED, SOLD OR TRANSFERRED UNLESS (I) THERE IS AN EFFECTIVE REGISTRATION STATEMENT COVERING SUCH OFFER, SALE OR TRANSFER OR (II) THERE IS AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT OR ANY APPLICABLE STATE SECURITIES LAWS FOR SUCH OFFER, SALE OR TRANSFER IS AVAILABLE. HEDGING TRANSACTIONS INVOLVING THE SHARES REPRESENTED HEREBY MAY NOT BE CONDUCTED UNLESS IN COMPLIANCE WITH THE SECURITIES ACT.  THIS CERTIFICATE MUST BE SURRENDERED TO THE COMPANY OR ITS TRANSFER AGENT AS A CONDITION PRECEDENT TO THE SALE, PLEDGE, HYPOTHECATION OR ANY OTHER TRANSFER OF ANY INTEREST IN ANY OF THE SHARES REPRESENTED BY THIS CERTIFICATE.

5.           Covenants.

5.1         Board Nominee.  As of the Closing Date, the Board shall have an authorized size of six (6) directors, and Mr. Leo Li shall have been appointed to the Board as a nominee of the Purchaser (such member of the Board appointed pursuant to this Section 5.1, a “Purchaser Nominee”).

(a)           Subject to the terms and conditions herein, the Purchaser shall, following the Closing, continue to have the right to nominate a Purchaser Nominee to the Board.  At each annual or special meeting of the stockholders of the Company after the date hereof at which directors are to be elected, the Company shall nominate the Purchaser Nominee to serve as a director until the next annual general meeting, and each of the Key Stockholders shall, and shall cause any of its Affiliates to which capital stock in the Company may be subsequently transferred, to vote all of the capital stock of the Company now owned and which may hereafter be acquired by the such Key Stockholder  or its Affiliates and any other securities, if any, which such Key Stockholder or its Affiliates is currently entitled to vote, or after the date hereof, becomes entitled to vote, in favor of the election of such Purchaser Nominee to the Board.

(b)           Notwithstanding anything in this Agreement to the contrary, in the event that, anytime after the date hereof, the Purchaser and its Affiliates beneficially own, in the aggregate, less than fifty percent (50%) of the Purchase Shares, then the Purchaser shall not be entitled under this Section 5.1 to nominate any member of the Board (it being understood that, subject to the provisions of the Agreement (i) nothing in this Section 5.1(b) shall prevent the Purchaser from exercising its voting rights with respect to the election of directors generally as a stockholder of the Company and (ii) nothing in this Section 5.1(b) shall prevent any former Purchaser Nominee from serving on the Board henceforth if such former Purchaser Nominee is otherwise elected in accordance with the Company’s then current certificate of incorporation and bylaws).

(c)           Notwithstanding anything contained herein to the contrary: (i) the appointment of the Purchaser Nominee shall be subject to compliance with the rules, regulations and requirements of Nasdaq and applicable law (including, without limitation, the Securities Act and the Exchange Act)  applicable to service on the Board of Directors and (ii) the Purchaser Nominee shall comply in all respects with the Company’s corporate governance guidelines applicable to directors generally in effect from time to time.

5.2         Further Assurances.  Each party agrees to act in good faith and use commercially reasonable efforts to cooperate fully with the other parties and to execute such further instruments, documents and agreements and to give such further written assurances, as may be reasonably requested by the other parties to better evidence and reflect the transactions described herein and contemplated hereby, and to carry into effect the intents and purposes of this Agreement.

5.3         Nasdaq Listing. The Company agrees to take all reasonable action necessary to maintain its Common Stock listing on Nasdaq and to notify Nasdaq with respect to the Purchase Shares.

5.4         Conduct of Business by the Company.  During the period from the date hereof and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Closing, the Company and each of its Subsidiaries shall, except as otherwise expressly contemplated by this Agreement, the Disclosure Schedule or as required to consummate the transaction contemplated hereunder or as required by applicable laws or regulations, or to the extent that the Purchaser shall otherwise consent in writing, (i) carry on its business in the usual, regular and ordinary course, in substantially the same manner as heretofore conducted and consistent with the Company’s plan’s  for managing its business and other operations and in material compliance with all applicable laws and regulations, (ii) pay its debts and Taxes when due, pay or perform other material obligations when due, (iii) not sell, assign or transfer any material Company Intellectual Property other than in the ordinary course of business, (iv) not declare or pay any dividends, and (v) use commercially reasonable efforts consistent with past practices and policies and its existing restructuring plans to (x) preserve substantially intact its present business organization, (y) use commercially reasonable efforts to keep available the services of its present executive officers and employees, and (z) use commercially reasonable efforts to preserve its relationships with customers, suppliers, licensors, licensees, and others with which it has significant business dealings.  In addition, the Company shall promptly notify in writing the Purchaser of any event that it believes could reasonably be expected to lead to a Material Adverse Effect on the Company.

5.5         Exclusivity.

During the Exclusivity Term, Company and its Affiliates (i) shall design and develop all Company Products to integrate and operate solely with the Spreadtrum Products (“Exclusive Products”), and shall not design or develop any Company Products to integrate or operate with any Competitive Products.  Notwithstanding the foregoing, solely during the Development Term, Company and its Affiliates shall have the right to develop and design Company Products, other than TD-SCDMA Feature Phone Products, that do not incorporate Spreadtrum Products, provided : i) there are no available Spreadtrum Products performing similar functionality as the Competitive Products; and ii) Company and its Affiliates commence commercial distribution of at least one of the Exclusive Products (which were designed and developed during the Development Term) no later than the expiration of the Development Term, provided that, for those Company Products integrating or operating with any Competitive Products that have been designed and developed prior to the expiration of the Development Term, Company and its Affiliates shall have the right to manufacture, sell and otherwise distribute such Company Products but shall not make any further design and development changes on such Company Products after the expiration of the Development Term.

6.           Conditions Precedent to Closing.

6.1         Conditions to the Obligation of the Purchaser to Consummate the Closing.  The obligation of the Purchaser to consummate the Closing and to purchase and pay for the Purchase Shares being purchased by it pursuant to this Agreement is subject to the satisfaction of the following conditions precedent:

(a)           Representations and Warranties; Covenants.

(i)      Each of the representations and warranties of the Company in Section 3 shall be true and correct in all material respects (except for those representations and warranties that are qualified by materiality or Material Adverse Effect, which shall be true and correct to such extent) as of the date of this Agreement and as of the date of the Closing as though made at that time (except for representations and warranties that speak as of a specific date, which shall be true and correct as of such specified date).

(ii)      The Company shall have performed, satisfied and complied in all material respects with the covenants, agreements and conditions required by this Agreement prior to the date of Closing.

(b)           Qualifications.  All authorizations, approvals or permits, if any, of any Governmental Entity that are required in connection with the lawful issuance, sale and purchase of the Purchase Shares, and the purchase and the procurement of foreign exchange for payment of the Purchase Price, pursuant to this Agreement shall have been duly obtained and effective as of the Closing.

(c)           Board Composition.  Effective as of the Closing, the Board shall include (but not be limited to) the following individuals (unless any such individual is unable or unwilling to serve on the Board):  Lei Gu, Anthony Chan, Augustine Lo, Chang Shan, Cheng Wang and Leo Li.

(d)           Nasdaq Listing.  Nasdaq shall have been notified with respect to the Purchase Shares.

6.2         Conditions to the Obligation of the Company to Consummate the Closing.  The obligation of the Company to consummate the Closing and to issue and sell the Purchase Shares to the Purchaser at the Closing is subject to the satisfaction of the following conditions precedent:

(a)           Representations and Warranties; Covenants.

(i)      Each of the representations and warranties of the Purchaser in Section 4 shall be true and correct as of the date of this Agreement and as of the date of the Closing as though made at that time.

(ii)      The Purchaser shall have performed, satisfied and complied in all material respects with the covenants, agreements and conditions required by this Agreement prior to the date of Closing.

(b)           Qualifications.  All authorizations, approvals or permits, if any, of any Governmental Entity that are required in connection with the lawful issuance and sale of the Purchase Shares pursuant to this Agreement shall be duly obtained and effective as of the Closing. The Purchaser shall have delivered the Purchaser Questionnaire in the form of Exhibit B attached hereto.

(c)           Payment.  The Purchaser shall have paid the purchase price to the Company as set forth in the Section 2.3(a).

7.           Miscellaneous Provisions.

7.1         Rights Cumulative.  Each and all of the various rights, powers and remedies of the parties shall be considered to be cumulative with and in addition to any other rights, powers and remedies which such parties may have at law or in equity in the event of the breach of any of the terms of this Agreement.  The exercise of any right, power or remedy shall neither constitute the exclusive election thereof nor the waiver of any other right, power or remedy available to such party.

7.2         Notices.

(a)           Any notices, reports or other correspondence (hereinafter collectively referred to as “correspondence”) required or permitted to be given hereunder shall be sent by international courier, facsimile, electronic mail or delivered by hand to the party to whom such correspondence is required or permitted to be given hereunder.  Where a notice is sent by overnight courier, service of the notice shall be deemed to be effected by properly addressing, and sending such notice through an internationally recognized express courier service, delivery fees pre-paid, and to have been effected three (3) business days following the day the same is sent as aforesaid.  Where a notice is delivered by facsimile, electronic mail, by hand or by messenger, service of the notice shall be deemed to be effected upon delivery; provided that facsimile or electronic mail alone does not constitute an effective notice.

(b)          All correspondence to the Company shall be addressed as follows:

Zoom Technologies, Inc.
Sanlitun SOHO, Building A, 11th Floor
No. 8 Workers Stadium North Road
Chaoyang District, Beijing 100027, China

with a copy to:
Ellenoff Grossman & Schole, LLP
150 East 42nd Street,
New York, NY, 10017
Facsimile: 1-212-370-7889
Attention: David Selengut and Barry Grossman

(c)           All correspondence to the Purchaser shall be addressed as follows:

Spreadtrum Communications, Inc.

Spreadtrum Center, Building No. 1
Lane 2288, Zuchongzhi Road
Zhangjiang, Shanghai 201203
People’s Republic of China

Attention: Dr. Leo Li and Ms. Shannon Gao

Facsimile: +8621-5080-2996

E-mail: leo.li@spreadtrum.com, shannon.gao@spreadtrum.com

With a copy to:

Wilson Sonsini Goodrich & Rosati
650 Page Mill Road
Palo Alto, California  94304
Facsimile:                   (650) 493-6811
Attention:                   Carmen Chang, Eva Wang and Scott Anthony

(d)         Any entity may change the address to which correspondence to it is to be addressed by notification as provided for herein.

7.3         Captions.  The captions and paragraph headings of this Agreement are solely for the convenience of reference and shall not affect its interpretation.

7.4         Severability.  Should any part or provision of this Agreement be held unenforceable or in conflict with the applicable laws or regulations of any jurisdiction, the invalid or unenforceable part or provisions shall be replaced with a provision which accomplishes, to the extent possible, the original business purpose of such part or provision in a valid and enforceable manner, and the remainder of this Agreement shall remain binding upon the parties hereto.

7.5         Governing Law; Arbitration; Injunctive Relief.

(a)           This Agreement shall be governed by and construed in accordance with the internal and substantive laws of the State of New York and without regard to any conflicts of laws concepts which would apply the substantive law of some other jurisdiction.

(b)           Other than as set forth in Section 7.5(c), each of the parties hereto irrevocably (i) agrees that any dispute or controversy arising out of, relating to, or concerning any interpretation, construction, performance or breach of this Agreement, may be settled by arbitration to be held in City of New York, State of New York, in accordance with the rules then in effect of the American Arbitration Association, (ii) waives, to the fullest extent it may effectively do so, any objection which it may now or hereafter have to the laying of venue of any such arbitration, and (iii) submits to the non-exclusive jurisdiction of the State of California in any such arbitration or to the jurisdiction of state of federal courts in the state of California in any of the legal actions or claims.  If submitted to arbitration in any jurisdiction, the decision of the arbitrator shall be final, conclusive and binding on the parties to the arbitration.  Judgment may be entered on the arbitrator’s decision in any court having jurisdiction.  The parties to the arbitration shall each pay an equal share of the costs and expenses of such arbitration, and each party shall separately pay for its respective counsel fees and expenses; provided, however, that the prevailing party in any such arbitration shall be entitled to recover from the non-prevailing party its reasonable costs and attorney fees.

(c)           Each of the parties hereto acknowledges and agrees that damages will not be an adequate remedy for any material breach or violation of this Agreement if such material breach or violation would cause immediate and irreparable harm (an “Irreparable Breach”).  Accordingly, in the event of a threatened or ongoing Irreparable Breach, each party hereto shall be entitled to seek, in any court of law of competent jurisdiction, equitable relief of a kind appropriate in light of the nature of the ongoing or threatened Irreparable Breach, which relief may include, without limitation, specific performance or injunctive relief; provided, however, that if the party bringing such action is unsuccessful in obtaining the relief sought, the moving party shall pay the non-moving party’s reasonable costs, including attorney’s fees, incurred in connection with defending such action.  Such remedies shall not be the parties’ exclusive remedies, but shall be in addition to all other remedies provided in this Agreement.

7.6         Amendment.  This Agreement may not be amended, modified or terminated, and no rights or provisions may be waived, except with the written consent of the Company and the Purchaser.

7.7         Expenses.  Each party will bear its own costs and expenses in connection with the drafting and negotiation of this Agreement.

7.8         Assignment.  Except as otherwise indicated herein, no party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other parties.  Any purported assignment in violation of this Section 7.8 shall be void.  Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.  Notwithstanding the preceding, the Purchaser may assign its rights herein to any wholly-owned subsidiary without the consent of the Company provided that any such assignment shall not relieve the Purchaser of any liability hereunder.

7.9         Survival.  The respective representations and warranties given by the parties hereto shall terminate upon the earlier of (i) the third anniversary of the Closing, and (ii) the date on which this Agreement is terminated in accordance with Section 7.12 of this Agreement.  Notwithstanding any applicable statute of limitations, any claim with respect to the failure of a representation or warranty to be true and correct (other than as a result of fraud or willful misconduct) that is not asserted within such timeframes may not be pursued and is hereby irrevocably waived after such time.  Notwithstanding the preceding, the representations and warranties given by the Company shall terminate immediately with respect to the Purchaser if it has sold all the Purchased Shares it purchased hereunder and with respect to any Purchased Shares that have been sold by the Purchaser.  Each party hereby agrees that, before bringing any claim with respect to the failure of a representation or warranty to be true and correct, it shall give the other party or parties reasonable notice of such failure and reasonable time to cure such failure.

7.10       Entire Agreement.  This Agreement constitutes the entire agreement between the parties hereto respecting the subject matter hereof and supersedes all prior agreements, negotiations, understandings, representations and statements respecting the subject matter hereof, whether written or oral.  No modification, alteration, waiver or change in any of the terms of this Agreement shall be valid or binding upon the parties hereto unless made in writing and in accordance with the provisions of Section 7.6 hereof.

7.11       Counterparts; Reproductions.  This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument.  A facsimile, portable document file (PDF) or other reproduction of this Agreement may be executed by one or more parties and delivered by such party by facsimile, electronic mail or any similar electronic transmission pursuant to which the signature of or on behalf of such party can be seen.  Such execution and delivery shall be considered valid, binding and effective for all purposes.

7.12      Termination.

(a)           This Agreement may be terminated and the transactions contemplated hereby abandoned as follows:

(i)      at any time by mutual consent of the Company and the Purchaser; or

(ii)      by either the Company or the Purchaser if the Closing has not occurred within 90 days of the date hereof; provided, however, that the right to terminate this Agreement under this Section 7.12(a)(ii) shall not be available to any party whose action or failure to act has been a principal cause of or resulted in the failure of the Closing to occur on or before such date and such action or failure or failure to act constitutes a material breach of this Agreement.

(b)           If terminated, this Agreement shall become void and there shall be no liability or obligation on the part of any party hereto or their respective officers, directors or affiliates; provided, however, that (1) each party shall remain liable for any breach of this Agreement prior to its termination (subject to the limitations set forth herein, including, without limitation, Section 7.9), and (2) the provisions of this Section 7 (other than Section 7.2) shall remain in full force and effect and survive any termination.

7.13           WAIVER OF JURY TRIAL.  IN ANY ACTION, SUIT, OR PROCEEDING IN ANY JURISDICTION BROUGHT BY ANY PARTY AGAINST ANY OTHER PARTY, THE PARTIES EACH KNOWINGLY AND INTENTIONALLY, TO THE GREATEST EXTENT PERMITTED BY APPLICABLE LAW, HEREBY ABSOLUTELY, UNCONDITIONALLY, IRREVOCABLY AND EXPRESSLY WAIVES FOREVER TRIAL BY JURY.

(Remainder of Page Intentionally Blank)

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

COMPANY

ZOOM TECHNOLOGIES, INC.

By:	/s/ Lei (Leo) Gu

Name: Lei (Leo) Gu
Title: Chief Executive Officer

Signature Page To Common Stock Purchase Agreement

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

PURCHASER

SPREADTRUM COMMUNICATIONS, INC.

By:	/s/ Leo Li

Name: Leo Li
Title: Chief Executive Officer

Signature Page To Common Stock Purchase Agreement

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

KEY STOCKHOLDER

LEO (LEI) GU

/s/ Leo (Lei) Gu

Signature Page To Common Stock Purchase Agreement

Schedule I

Lei (Leo) Gu